    As filed with the Securities and Exchange Commission on August 11, 1997.



                                                    Registration No. 333-29767

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              PROTECTION ONE, INC.
             (Exact name of registrant as specified in its charter)

               Delaware                               93-1063818
    (State or other jurisdiction of                (I.R.S. employer
     incorporation or organization)              identification number)

                                 ---------------

                              6011 Bristol Parkway
                          Culver City, California 90230
                                 (310) 338-6930
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             James M. Mackenzie, Jr.
                      President and Chief Executive Officer
                              Protection One, Inc.
                              6011 Bristol Parkway
                          Culver City, California 90230
                                 (310) 338-6930
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                    Copy to:
                              Laura A. Loftin, Esq.
                        Mitchell, Silberberg & Knupp LLP
                          11377 West Olympic Boulevard
                          Los Angeles, California 90064
                                 (310) 312-2000

                                 ---------------

      Approximate date of commencement of proposed sale to the public: From time to time after the date this Registration Statement becomes effective.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered solely in connection with dividend or interest reinvestment plans, check the following box. [X]

                      (Facing page continued on next page)

(Continuation of facing page)

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______________

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]_______________

                             --------------------



      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE SECURITIES, IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS       Subject to Completion - Issued August 11, 1997

                                 58,797 Shares



                              PROTECTION ONE, INC.

                                  Common Stock


  The 58,797 shares of Common Stock, $.01 par value per share ("Common
Stock"), of Protection One, Inc., a Delaware corporation ("POI"), covered by this Prospectus (the "Shares") may be offered for sale from time to time by and for the account of Mr. Jeffrey E. Kerr (the "Selling Stockholder"). See "Selling Stockholder." The Selling Stockholder acquired the Shares in connection with the acquisition by Protection One Alarm Monitoring, Inc., a wholly owned subsidiary of POI ("Monitoring"), of all of the outstanding stock of Able Alarms of Arizona, Incorporated, an Arizona corporation ("Able" and such acquisition the "Acquisition"), pursuant to two Stock Purchase Agreements each dated as of June 20, 1997 (the "Purchase Agreements"), one between Monitoring, on the one hand, and the Selling Stockholder and Able, on the other, and one between Monitoring, on the one hand, and the Kerr Charitable Trust and Able, on the other.



      POI is registering the Shares as required by the Purchase Agreement with the Selling Stockholder. POI will not receive any of the proceeds from the sale of Shares by the Selling Stockholder, but will pay all expenses incident to this offering other than any underwriting discounts or selling commissions, transfer taxes and fees and expenses payable to third parties employed by the Selling Stockholder. See "Plan of Distribution."


      The distribution of the Shares by the Selling Stockholder is not subject to any underwriting agreement. The Selling Stockholder may from time to time offer and sell the Shares through the Nasdaq National Market System in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, either through broker-dealers acting as agents or brokers for the seller or through broker dealers acting as agents or principals. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such broker-dealers act as agent, which compensation may be in excess of customary commissions. The price at which any Shares may be sold, and the underwriting discounts and agent's commissions, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. To the extent required, the purchase price, the name of any such underwriter, dealer or agent and applicable underwriter's discount, dealer's purchase price or agent's commission with respect to a particular offering, if any, will be set forth in an accompanying supplement to this Prospectus. The aggregate net proceeds to the Selling Stockholder from the sale of any Shares will be the price thereof less the aggregate underwriter's discount or agent's commissions, if any. See "Plan of Distribution."

      The Selling Stockholder and any agent, broker, dealer or underwriter that participates with the Selling Stockholder in the distribution of the Shares may be deemed to be an "underwriter" within the meaning of the Securities Act, and any and all commissions received by them and any profit on the resale of the Shares purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

(Continuation of cover page)


      The Common Stock is traded on the Nasdaq National Market under the symbol "ALRM." On August 8, 1997, the last reported sale price for the Common Stock was $17.00 per share.



       THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS" BEGINNING ON PAGE 5.
                               ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                 EXCHANGE COMMISSION OR ANY STATE SECURITIES
                    COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                               ---------------



             The date of this Prospectus is _______________, 1997.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN MADE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY POI, THE SELLING STOCKHOLDER OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF POI OR ITS SUBSIDIARY (TOGETHER, THE "COMPANY") SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR UNDER ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents heretofore filed by POI with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference:


            A. POI's Annual Report on Form 10-K for the year ended September 30, 1996;



            B. POI's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997;

            C. POI's Current Report on Form 8-K reporting events dated October 21, 1996, October 30, 1996, June 23, 1997 and July 30, 1997; and

            D. The description of the Common Stock contained in POI's Registration Statement on Form 8-A dated September 8, 1994.


      All documents filed by POI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      POI will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above that have been or hereafter are incorporated by reference herein (other than exhibits to such information, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for copies should be directed to: Protection One, Inc., 3900 S.W. Murray Boulevard, Beaverton, Oregon 97005, Attn: Montgomery Cornell, Director of Investor Relations; telephone (503) 520-6019.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Incorporation of Certain Information by Reference............................2
Available Information........................................................3
Forward-Looking Statements...................................................4
The Company..................................................................4
Recent Developments..........................................................4
Risk Factors.................................................................5
The Acquisition.............................................................12
Use of Proceeds.............................................................12
Description of Capital Stock................................................12
Selling Stockholder.........................................................13
Plan of Distribution........................................................13
Legal Matters...............................................................15
Experts.....................................................................15

                             AVAILABLE INFORMATION

      POI is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected without charge and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's public reference facilities in New York, New York, and Chicago, Illinois at prescribed rates. The Commission also maintains a Web Site at http://www.sec.gov. that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq National Market (Symbol: ALRM). Reports, proxy statements and other information concerning POI also may be inspected at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

      POI has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the shares of Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits filed therewith, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to POI and the Common Stock offered hereby, referenced is made to the Registration Statement and the exhibits and schedules thereto.

      Statements contained in this Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete, and with respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of such document. Each such statement is qualified in its entirety by such reference.

                           FORWARD-LOOKING STATEMENTS

            This Prospectus and the materials incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, statements of the Company's or management's intentions, expectations, beliefs or hopes, strategies regarding the future and statements regarding liquidity, anticipated cash needs and availability and anticipated expense levels. Forward looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein as a result of the factors set forth below under the caption "Risk Factors" and elsewhere in this Prospectus and the materials incorporated by reference herein. Each forward-looking statement set forth or incorporated by reference in this Prospectus are based on information available to the Company at the time such statement was made, and the Company the Company assumes no obligation to update any such forward-looking statement.

                                   THE COMPANY


      Protection One, Inc. and its subsidiaries (collectively the "Company") provide security alarm monitoring services for residential and small business subscribers. The Company monitors digital signals arising from burglaries, fires and other events through security systems installed at subscribers' premises. Most of these signals are received and processed at the Company's central monitoring station located in Portland, Oregon. The Company also sells enhanced security services, patrol and alarm response services and alarm systems and provides local field repair services through 13 branch offices. Enhanced security services provided by the Company include two-way voice communication, supervised monitoring services, pager services, wireless backup services and extended service protection. Based on the Company's 228,825 subscribers as of March 31, 1997 (approximately 80% of which are residential), the Company believes it is the fourth largest residential security alarm monitoring company in the United States and the largest in the seven western states of Arizona, California, Nevada, New Mexico, Oregon, Utah and Washington. The Company incurred losses attributable to common stock of $8.8 million for the six months ended March 31, 1997, $15.7 million for the year ended September 30, 1996 ("fiscal 1996"), $18.5 million for fiscal 1995, $9.2 million for fiscal 1994, $4.6 million for fiscal 1993 and $5.0 million for fiscal 1992.


      The Company's strategy is to enhance its position as the largest residential security alarm monitoring company in the western United States by pursuing a balanced growth plan incorporating the purchase of subscriber accounts from independent security alarm systems dealers with whom the Company has exclusive purchase agreements (the "Dealer Program"), acquisitions of portfolios of subscriber accounts, the sale of enhanced security services and new alarm systems and possible joint ventures and other strategic alliances.

      The Company's executive offices are located at 6011 Bristol Parkway, Culver City, California 90230 and its telephone number is 310-338-6930. Protection One(R) is a trademark of Protection One, Inc.


                              RECENT DEVELOPMENTS

      On July 30, 1997, POI entered into a Contribution Agreement dated as of July 30, 1997 (the "Contribution Agreement"), with Western Resources, Inc., a Kansas corporation ("Western Resources"). Pursuant to, and on and subject to the terms and conditions of, the Contribution Agreement, Western Resources will contribute to POI all of the outstanding capital stock of WestSec, Inc. and Westar Security, Inc., which provide security alarm monitoring services under the Westinghouse, Westar Security and other trade names, and an aggregate of approximately $320 million in cash; in consideration of such contribution, POI will issue to Western Resources (the "Share Issuance") that number of shares of Common Stock equal to the product of (x) .801 and (y) the sum of (A) the aggregate number of shares of Common Stock outstanding immediately following the issuance (including, for this purpose, shares issued pursuant to the Contribution Agreement, but excluding any shares issued pursuant to the Stock Option Agreement (as defined below), and (B) the aggregate number of shares of Common Stock issuable as of the closing under the Contribution Agreement (the "Closing") pursuant to then outstanding options and warrants of POI after giving effect to the dividend described immediately below. Subsequent to the Share Issuance, POI will pay to holders of record of Common Stock on the date of the Closing (other than Western Resources) a $7.00 per share cash dividend.

      Consummation of the Share Issuance is subject to, among other things, the approval of the Share Issuance by the stockholders of POI and regulatory approvals, including expiration or termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

      Concurrently with entering into the Contribution Agreement, POI and Western Resources entered into a Stock Option Agreement dated as of July 30, 1997 (the "Stock Option Agreement"), pursuant to which POI granted Western Resources an option to purchase up to 2,750,238 shares (subject to adjustment) of Common Stock, which option is exercisable under certain circumstances (i) if the Contribution Agreement is terminated, at a price of $13.50 per share, and
(ii) if the Share Issuance occurs, at a price of $15.50 per share. In addition, the directors and certain officers and stockholders of POI (collectively, the "Stockholders") have entered into an Option and Voting Agreement dated as of July 30, 1997 (the "Option and Voting Agreement"), with Western Resources pursuant to which the Stockholders have agreed, among other things, (i) to grant Western Resources an option under certain circumstances to buy all shares of Common Stock owned by the Stockholders, and (ii) to grant Western Resources an irrevocable proxy to vote all shares of Common Stock owned by the Stockholders so as to facilitate consummation of the Share Issuance.

      Copies of the Contribution Agreement, the Stock Option Agreement and the Option and Voting Agreement are filed as exhibits to the Current Report on Form 8-K filed by POI reporting an event dated July 30, 1997.

                                 RISK FACTORS

      In addition to the other information set forth and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered hereby:

      Risks Related to High Leverage. The Company is highly leveraged. At March 31, 1997, the Company's consolidated indebtedness was $264.3 million (excluding $0.8 million of contingent reimbursement obligations under outstanding letters of credit), and Monitoring had unused borrowing capacity under its revolving credit facility (the "Revolving Credit Facility") of $78.7 million. (POI is a holding company with no operations of its own and no significant assets other than POI's ownership of the capital stock of Monitoring.) Future additions of subscriber accounts through the purchases from Company's independent dealers (the "Dealer Program") and future acquisitions of subscriber account portfolios will require additional borrowings under Monitoring's revolving credit facility (the "Revolving Credit Facility"), thereby further increasing the Company's leverage. See "-- Risks Related to Acquisitions." All borrowings then outstanding under the Revolving Credit Facility are currently due in full on January 3, 2000. Although Monitoring believes that it will be able to obtain further extensions of the maturity date of the Revolving Credit Facility from time to time, or will be able to refinance the Revolving Credit Facility prior to its present maturity date, there can be no assurance that Monitoring will be able to do so.

      Monitoring is required to make semiannual cash payments of interest on Monitoring's 6-3/4% Convertible Senior Subordinated Notes due 2003 (the "Convertible Notes") of $3.5 million; in addition, the principal amount of Monitoring's 13-5/8% Senior Subordinated Discount Notes due 2005 (the "Discount Notes") will accrete in value until June 30, 1998, and Monitoring will be required to make cash payments of interest on the Discount Notes beginning on December 31, 1998. Based on the Discount Notes' interest rate of 13-5/8%, such interest payment will be $11.3 million semiannually, or $22.6 million per year. There can be no assurance that Monitoring's cash flows from operations will be sufficient to make the required interest payments on the Convertible Notes, the Discount Notes and borrowings under the Revolving Credit Facility.

      The indentures pursuant to which the Convertible Notes and the Discount Notes were issued (the "Convertible Notes Indenture" and the "Discount Notes Indenture," respectively ) do not provide for any current amortization of principal or require the establishment of any reserves or sinking funds in respect of the payment of principal. As a result, Monitoring will be required to repay the full principal amount of the Convertible Notes ($103.5 million) on September 15, 2003 and the full principal amount of the Discount Notes ($166.0 million) on June 30, 2005. There can be no assurance that Monitoring will have the cash necessary to repay the Convertible Notes and the Discount Notes at maturity or will be able to refinance such obligations.

      Monitoring's ability to pay the principal of and interest on the Convertible Notes and the Discount Notes and continue to service its other indebtedness will be subject to various business, financial and other factors, many of which are beyond the Company's control. In addition, each of the Discount Notes Indenture, the agreement governing the Revolving Credit Facility (the "Credit Agreement") and, to a lesser extent, the Convertible Notes Indenture includes covenants that restrict the operational and financial flexibility of the Company. Failure to comply with certain covenants would, in some instances, permit the holders of the Convertible Notes or the Discount Notes or the lenders under the Revolving Credit Facility to accelerate the maturity of Monitoring's obligations thereunder, and in other instances could result in cross-defaults permitting the acceleration of all such debt and debt under other agreements.

      The Company's high degree of leverage may have important consequences to holders of the Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations is, and will continue to be, dedicated to the payment of the principal of and interest on the Company's indebtedness, thereby, reducing the funds available to the Company for its operations and future growth or other business opportunities; (ii) the Company's ability to obtain additional financing in the future for working capital, the Dealer Program, acquisitions of portfolios of subscriber accounts, capital expenditures, general corporate purposes or other purposes may be impaired;
(iii) the Convertible Notes Indenture, the Discount Notes Indenture and the Credit Agreement contain, and are expected to continue to contain, certain restrictive covenants, including certain covenants that require the Company to obtain the consent of the lenders under the Revolving Credit Facility and to maintain certain financial ratios in order to undertake significant acquisitions of portfolios of subscriber accounts; (iv) Monitoring's borrowings under the Revolving Credit Facility are at floating rates of interest, causing the Company to be vulnerable to increases in interest rates;
(v) the Company will be more vulnerable to a downturn in the Company's business or the economy generally; and (vi) the Company's ability to compete against other less leveraged companies may be adversely affected.

      Risks Related to Acquisitions. A principal element of the Company's business strategy is to acquire portfolios of alarm monitoring accounts. During the fiscal 1992-1996 period, the Company completed 117 acquisitions of the portfolios of subscriber accounts of other alarm service companies, and those acquisitions were the primary source of the Company's growth during that period. Although the Dealer Program is anticipated to be an increasingly important component of the Company's growth, acquisitions of portfolios of subscriber accounts are expected to continue. The Company faces competition for the acquisition of portfolios of subscriber accounts, and may be required to offer higher prices for acquired accounts than the Company has in the past. See "--Competition." In addition, due to the continuing consolidation of the security alarm industry and the acquisition by the Company and other alarm companies of a number of large portfolios of subscriber accounts, there may in the future be fewer large portfolios of subscriber accounts available for acquisition. There can be no assurance that the Company will be able to find acceptable acquisition candidates or, if such candidates are identified, that acquisitions can be consummated on terms acceptable to the Company.

      Acquisitions of portfolios of subscriber accounts involve a number of special risks, including the possibility of unanticipated problems not discovered prior to the acquisition, account attrition and the diversion of management's attention from other business activities in order to focus on the assimilation of accounts. For acquisitions that are structured as the purchase of the stock of other alarm companies, the Company may assume unexpected liabilities and must dispose of the unnecessary assets of the acquired companies.

      Because the Company's primary consideration in acquiring a portfolio of subscriber accounts is the amount of cash flow that can be derived from the monthly recurring revenue ("MRR") associated with the purchased accounts, the price paid by the Company is customarily directly tied to such MRR. The price paid varies based on the number and quality of accounts being purchased from the seller, the historical activity of such accounts and other factors. The seller typically does not have audited historical financial information with respect to the acquired accounts; thus, in making acquisitions the Company generally has relied on management's knowledge of the industry, due diligence procedures and representations and warranties of the sellers. There can be no assurance that such representations and warranties are true and complete or, if such representations and warranties are inaccurate, that the Company will be able to recover damages from the seller in an amount sufficient to fully compensate the Company for any resulting losses. The Company expects that future acquisitions will present at least the same risks to the Company as its prior acquisitions.

      An important aspect of the Company's acquisition program is the assimilation of subscriber accounts into the Company's operations after purchase. Depending on the size, frequency and location of acquisitions, the assimilation of subscribers may adversely affect the provision of field repair services to existing subscribers, which may cause subscriber attrition to increase. In addition, if the Company's corporate or branch operations fail to assimilate a substantial portion of acquired subscriber accounts, the Company may experience higher attrition in the future.

      History of Losses. The Company incurred losses attributable to common stock of $ 8.8 million for the six months ended March 31, 1997, $15.7 million for fiscal 1996, $18.5 million for fiscal 1995, $9.2 million for fiscal 1994, $4.6 million for fiscal 1993 and $5.0 million for fiscal 1992. ("Losses attributable to common stock" means the Company's net loss, less dividends payable on preferred stock.) These losses reflect, among other factors, the substantial charges incurred by the Company for amortization of purchased subscriber accounts, interest incurred on the Company's indebtedness and extraordinary losses on early extinguishment of debt. Such charges, with the exception of the extraordinary losses, will increase as the

Company continues to purchase subscriber accounts, if the Company's indebtedness increases, or if interest rates increase. The Company's earnings have been insufficient to cover its fixed charges since the Company was formed, and there can be no assurance that the Company will attain profitable operations.

      Risks Related to the Dealer Program. During fiscal 1995 and fiscal 1996, the Company increased its emphasis on the Dealer Program, which became a more significant source of growth than in prior years. This emphasis has continued in fiscal 1997. Several of the Company's competitors also have dealer programs, and there can be no assurance that the Company will be able to retain or expand its current dealer base or that competitive offers to the Company's dealers will not require the Company to pay higher prices to the Company's dealers for subscriber accounts than previously paid. The Company's five highest producing dealers generated 45.2% of the total subscriber accounts purchased by the Company through the Dealer Program in the fiscal 1996 and 32.5% of the total subscriber accounts purchased by the Company in the six months ended March 31, 1997. The loss of any of such dealers would negatively impact the Company's subscribers, revenues and cash flows from operations.

      Need for Additional Capital. In fiscal 1995 and fiscal 1996, the Company spent a total of $170.7 million in investing activities, including acquisitions of portfolios of subscriber accounts and purchases of subscriber accounts through the Dealer Program. Net cash provided by operating activities during such period totaled $32.6 million, and the Company used borrowings under the Revolving Credit Facility and proceeds from offerings of debt and equity securities to fund the remainder of the Company's investing activities. The Company has continued in fiscal 1997, and intends to continue, to pursue subscriber account growth through the Dealer Program and acquisitions. As a result, the Company will be required to seek additional funding from additional borrowings under the Revolving Credit Facility and the sale of additional securities in the future, which may lead to higher leverage or the dilution of then existing holders' investment in the Common Stock. See "--Risks Related to High Leverage." Any inability of the Company to obtain funding through external financings is likely to adversely affect the Company's ability to increase its subscribers, revenues and cash flows from operations. There can be no assurance that external funding will be available to the Company on attractive terms or at all.

      Management of Growth. The Company's business strategy is to grow rapidly through the addition of subscriber accounts. This expansion has placed and will continue to place substantial demands on the Company's management and operational resources and system of financial and internal controls. The Company's future operating results will depend in part on the Company's ability to continue to implement and improve the Company's operating and financial controls and to expand, train and manage the Company's employee base. Significant changes in quarterly revenues and costs may result from the Company's execution of its business strategy, resulting in fluctuating financial results. Additionally, management of growth may limit the time available to the Company's management to attend to other operational, financial and strategic issues.

      Attrition of Subscriber Accounts. The Company experiences attrition of subscriber accounts as a result of, among other factors, relocation of subscribers, adverse financial and economic conditions, and competition from other alarm service companies. In addition, the Company loses certain accounts, particularly acquired accounts, to the extent the Company does not service those accounts adequately or does not assimilate new accounts into the Company's operations. An increase in such attrition could have a material adverse effect on the Company's revenues and earnings.

      When acquiring accounts, the Company seeks to withhold a portion of the purchase price as a partial reserve against excess subscriber attrition. If the actual attrition rate for the accounts acquired is greater than the rate assumed by the Company at the time of the acquisition, and the Company is unable to recoup its damages from the portion of the purchase price held back from the seller, such attrition could have a material adverse effect on the Company's financial condition or results of operations. There can be no assurance that the Company will be able to obtain purchase price holdbacks in future acquisitions, particularly acquisitions of large portfolios. The Company is not aware of any reliable historical data relating to account attrition rates prepared by companies from whom the Company has acquired accounts, and the Company has no assurance that actual account attrition for acquired accounts will not be greater than the attrition rate assumed or historically incurred by the Company. In addition, because some acquired accounts are prepaid on an annual, semiannual or quarterly basis, attrition may not become evident for some time after an acquisition is consummated.

      At March 31, 1997, the cost of subscriber accounts and intangible assets, net of previously accumulated amortization, was $299.2 million, which constituted 86.9% of the book value of the Company's total assets. The Company's purchased subscriber accounts are amortized on a straight-line basis over the estimated life of the related revenues. To estimate such life, the Company first determines gross subscriber attrition, defined by the Company for a period as a quotient, the numerator of which is equal to the number of subscribers who disconnect services during such period and the denominator of which is the average of the number of subscribers at each month end during such period. Gross subscriber attrition was 19.3% and 18.3% for fiscal 1995 and fiscal 1996, respectively, and 17.6% for the twelve months ended March 31, 1997. The Company offsets gross attrition by adding new accounts from subscribers who move into premises previously occupied by Company subscribers and in which security alarm systems are installed, conversions of accounts that were previously monitored by other alarm companies to the Company's monitoring services and accounts for which the Company obtains a guarantee from the seller that provides for the Company to "put" back to the seller canceled accounts. The resulting figure is used as a guideline to determine the estimated life of subscriber revenues. It is the Company's policy to review periodically actual account attrition and, when necessary, adjust the remaining estimated lives of the Company's purchased accounts to reflect assumed future attrition. In fiscal 1993, the Company made such an adjustment to the estimated life of subscriber accounts, reducing such estimated life from 12 years to 10 years. There could be a material adverse effect on the Company's results of operations and financial condition if actual account attrition significantly exceeds assumed attrition and the Company has to make further adjustments with respect to the amortization of purchased subscriber accounts.

      Impact of Accounting Differences for Account Purchases and New Installations. A difference between the accounting treatment of the purchase of subscriber accounts (including both purchases of subscriber account portfolios and purchases under ongoing agreements with independent alarm dealers) and the accounting treatment of the generation of subscriber accounts through direct sales by the Company's sales force has a significant impact on the Company's results of operations. All direct external costs associated with purchases of subscriber accounts are capitalized and amortized over 10 years on a straight-line basis. Also included in capitalized costs are certain acquisition transition costs that reflect the Company's estimate of costs associated with incorporating the purchased subscriber accounts into the Company's operations. Such costs include costs incurred by the Company in fulfilling the seller's pre-acquisition obligations to the acquired subscribers, such as providing warranty repair services. In contrast, all of the Company's costs related to the marketing, sales and installation of new alarm monitoring systems generated by the Company's sales force are expensed in the period in which such activities occur. The Company's marketing, sales and installation expenses for new systems generally exceed installation revenues.

      The Company's purchase activity increased significantly during fiscal 1994, fiscal 1995 and fiscal 1996. See "--Risks Related to Acquisitions." In addition, during those periods the Company reduced the Company's sales of new systems and related marketing expenditures. As a result of the difference in the methods by which such activities are accounted for, the combined effect of these two factors was to improve operating results during the three years ended September 30, 1996. The Company has not further reduced, and does not expect to further reduce, sales of new systems by Company personnel and related marketing expenditures in fiscal 1997. There can be no assurance that the Company will not increase its emphasis on the marketing and sales of new alarm system installations in the future, particularly in connection with a joint venture or other strategic alliance; any such increase could adversely affect results of operations. The Company anticipates that subscriber accounts added through the co-branded program with PacifiCorp will be purchased through the Dealer Program rather than generated through sales of new alarm systems by Company personnel.

      Possible Adverse Effect of "False Alarm" Ordinances. According to certain data concerning the residential security alarm market prepared in December 1995 by J.P. Freeman & Co. (the "Freeman Data"), approximately 97% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false alarms." Significant concern has arisen in certain municipalities about this high incidence of false alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services.

      A number of local governmental authorities have considered or adopted various measures aimed at reducing the number of false alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting false alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of false alarms, (iii) imposing fines on alarm subscribers for false alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of false alarms, and (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's future business and operations.


      Of the monitoring signals received by the Company, approximately 98% arise from false alarms, most of which are diagnosed and cancelled by the Company prior to the dispatch of police. False alarm penalties and fines paid by the Company totaled approximately $10,000 for the nine months ended
June 30, 1997.




      Possible Adverse Effect of Future Government Regulations, Risks of Litigation. The Company's operations are subject to a variety of laws, regulations and licensing requirements of federal, state and local authorities. In certain jurisdictions, the Company is required to obtain licenses or permits, to comply with standards governing employee selection and training, and to meet certain standards in the conduct of the Company's business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have a material adverse effect on the Company.

      The Company's advertising and sales practices are regulated by both the Federal Trade Commission and state consumer protection laws. Such regulations include restrictions on the manner in which the Company promotes the sale of security alarm systems and the obligation of the Company to provide purchasers of alarm systems with certain rescission rights. While the Company believes that it has complied with these regulations in all material respects, there can be no assurance that none of these regulations was violated in connection with the solicitation of the Company's existing subscriber accounts, particularly with respect to accounts acquired from third parties, or that no such violation will occur in the future.

      From time to time, subscribers have submitted complaints to state and local authorities regarding the Company's sales and billing practices, which in some instances have resulted in discussions with, or actions by, such authorities. In August 1994, as a result of certain complaints by subscribers, three California governmental authorities brought an action against the Company, and concurrently settled such action. In connection with the settlement of such action, the Company agreed to the filing of an injunction requiring the Company to provide notices of certain increases in charges for its services and to comply with certain restrictions in its marketing, billing and collection activities, and paid restitution to subscribers in the amount of $31,000 and civil penalties of $30,000. Any violation by the Company of the terms of such injunction could have a material adverse effect on the Company.

      The Company does not believe that any of the investigations or actions described herein has had or will have a material adverse effect on the Company. However, there can be no assurance that other actions that may be taken in the future by these or other authorities as a result of subscriber complaints will not have such adverse effect on the Company.

      Risks of Liability from Operations. The nature of the services provided by the Company potentially exposes it to greater risks of liability for employee acts or omissions or system failure than may be inherent in other businesses. Most of the Company's alarm monitoring agreements and other agreements pursuant to which the Company sells its products and services contain provisions limiting liability to subscribers in an attempt to reduce this risk. However, in the event of litigation with respect to such matters there can be no assurance that these limitations will be enforced, and the costs of such litigation could have an adverse effect on the Company.

      The Company's alarm response and patrol services require Company personnel to respond to emergencies that may entail risk of harm to such employees and to others. In most cities in which the Company provides such services, the Company's patrol officers carry firearms, which may increase such risk. Although the Company screens and trains its employees, the provision of alarm response service subjects the Company to greater risks related to accidents or employee behavior than other types of businesses. Reduction of police participation in the handling of emergencies could expose the Company's patrol officers to greater hazards and further increase the Company's risk of liability.

      The Company carries insurance of various types, including general liability and errors and omissions insurance providing coverage of $15.0 million on both an aggregate and a per claim basis. The loss experience of the Company and other security service companies may affect the availability and cost of such insurance. Certain of the Company's insurance policies and the laws of some states may limit or prohibit insurance coverage for punitive or certain other types of damages, or liability arising from gross negligence.

      Geographic Concentration. The Company's existing subscriber base is geographically concentrated in certain metropolitan areas and surrounding suburbs in the seven western states in which the Company operates. Accordingly, the performance of the Company may be adversely affected by regional or local economic conditions.

      As a result of acquisitions or strategic alliances, the Company may from time to time expand its operations into regions outside of the Company's current operating area. The acquisition of subscriber accounts in other regions, or in metropolitan areas in which the Company does not currently have subscribers, requires an investment by the Company in local branches and personnel necessary to service such accounts. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number, and density, of subscriber accounts in such area to support the additional investment. There can be no assurance that an expansion into new geographic areas would generate operating profits.


      In June, 1997, the Company entered into a sales agency agreement with Southwestern Bell Telephone Company ("SWBT" and such agreement the "SWBT Agreement"). Although subscribers generated by SWBT may reside in new geographic areas, the SWBT Agreement requires the Company to provide only monitoring and certain customer support services. As a result, the Company will not establish new branch offices or make other significant infrastructure investments in connection with the SWBT Agreement.



      Competition. The security alarm industry is highly competitive and highly fragmented. The Company competes with larger national companies, as well as smaller regional and local companies, in all of the Company's operations. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants.

      Certain of the Company's current competitors have, and new competitors may have, greater financial resources than the Company. In addition, other alarm services companies have adopted a strategy similar to the Company's that entails the aggressive purchase of alarm monitoring accounts both through acquisitions of account portfolios and through dealer programs. Some of these companies may be willing to offer higher prices than the Company is prepared to offer to purchase subscriber accounts. The effect of such competition may be to reduce the purchase opportunities available to the Company, thus reducing the Company's rate of growth, or to increase the price paid by the Company for subscriber accounts, which would adversely affect the Company's return on investment in such accounts and the Company's results of operations.

      Dependence Upon Senior Management. The success of the Company's business is largely dependent upon the active participation of the Company's executive officers. The loss of the services of one or more of such officers for any reason may have a material adverse effect on the Company's business.

      Effect of Change of Control, Fundamental Change and Delaware Anti-takeover Law. At the option of the holders of the Convertible Notes, Monitoring is required to purchase the Convertible Notes at a price initially equal to 106.75% of the principal amount thereof plus accrued and unpaid interest upon the occurrence of any "Fundamental Change" as defined in the Convertible Notes Indenture. In addition, Monitoring is required to make an offer to purchase all of the Discount Notes at a price equal to 101% of their Accreted Value (as defined in the Discount Notes Indenture) on any repurchase date prior to June 30, 1998, or at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to any repurchase date on or after June 30, 1998, upon the occurrence of any "Change of Control" as defined in the Discount Notes Indenture. A "Fundamental Change" and a "Change of Control" also constitute events of default under the Revolving Credit Facility. If such an event were to occur, the Company may not be able to repay all of its obligations that would then become payable. Such provisions, together with certain provisions of Delaware law, could delay or prevent a change in control of the Company, could discourage acquisition proposals and could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock or over a stockholder's cost basis in the Common Stock. In addition, the Board of Directors, without further stockholder approval, may issue preferred stock, which could have the effect of delaying, deferring or preventing a change in control of POI. The issuance of preferred stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.


      Shares Eligible for Future Sale. Of the __________ shares of Common Stock outstanding at August 15, 1997, __________ shares were freely tradeable in the public market without any restriction whatsoever, and an additional _________ shares were eligible for sale subject to the volume limitations of Rule 144 under the Securities Act. In addition, as of August 15, 1997, (i) an aggregate of 5,766,017 shares of Common Stock were issuable upon conversion of the Convertible Notes at a conversion price of $17.95 per share, (ii) an aggregate of __________ shares of Common Stock were issuable upon the exercise of outstanding warrants with a weighted average exercise price of $_________ per share, (iii) an aggregate of _________ shares of Common Stock were issuable upon the exercise of outstanding options and management performance warrants with a weighted average exercise price of $_______ per share, and (iv) an aggregate of _________ shares were issuable in connection with certain acquisitions of portfolios of alarm accounts, all of which shares are currently registered for sale or resale under the Securities Act. Various stockholders of the Company also have certain demand and "piggyback" registration rights pursuant to a stockholders' agreement among such stockholders and POI. Sales and potential sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock.


      Dividend Policy, Restrictions on Dividends. POI has never paid any cash dividends on the Common Stock and does not intend to pay any cash dividends in the foreseeable future. POI is dependent upon the receipt of dividends or other distributions from Monitoring to fund POI's operations, and the Credit Agreement and the Discount Notes Indenture restrict POI's ability to declare or pay any dividend on, or make any other distribution in respect of, the Common Stock and do not permit distributions from Monitoring to POI other than for certain specified purposes.

      Possible Volatility of Prices of the Common Stock. The stock market has from time to time experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. The market prices of the Common Stock may be significantly affected by quarterly variations in the Company's operating results, litigation involving the Company, general trends in the security alarm industry, actions by governmental agencies, national economic and stock market conditions, industry reports and other factors, many of which are beyond the control of the Company. Due to all of the foregoing factors, it is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the trading price of the Common Stock would likely be materially and adversely affected.

                                THE ACQUISITION


      On June 30, 1997, Monitoring acquired all of the outstanding capital stock of Able Alarms of Arizona, Incorporated. Pursuant to the Purchase Agreements, in consideration of the Acquisition, Monitoring (i) paid to the Selling Stockholder approximately $1,149,000 in cash, $551,000 of which has been deferred for six months pending certain purchase price adjustments, (ii) delivered to the Selling Stockholder 58,797 shares of Common Stock, which number was derived by dividing $765,836 by an average of the closing price of the Common Stock on the Nasdaq National Market during the period of the 10 most recent trading days ending on the second trading day prior to the signing of the Purchase Agreements, and
(iii) paid to the Kerr Charitable Trust approximately $2,356,000 in cash. The Purchase Agreements also required Monitoring to pay approximately $269,500 to JK Alarms of Arizona, Inc., a company affiliated with the Selling Stockholder. The Purchase Agreements provided that POI will file the Registration Statement of which this Prospectus is a part.


      In connection with the Acquisition, POI and the Selling Stockholder entered into a Registration Rights Agreement (the "Registration Rights Agreement") that provides for the payment by POI of the expenses incurred in connection therewith, other than underwriting discounts and selling commissions, if any, transfer taxes and fees and expenses payable to third parties employed by the Selling Stockholder.

                                 USE OF PROCEEDS

      The Company will not receive any proceeds from the sale from time to time of any of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Stockholder, as described below. See "Selling Stockholder" and "Plan of Distribution."

                          DESCRIPTION OF CAPITAL STOCK

      The authorized capital stock of POI consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.10 per share ("Preferred Stock").

COMMON STOCK


      As of August 15, 1997, there were           shares of Common Stock
issued and outstanding.


      Each share of Common Stock entitles the holder of record thereof to cast one vote on all matters submitted for a vote of stockholders. The holders of Common Stock do not possess cumulative voting rights, and members of the Board of Directors of POI are elected by a plurality vote. As a result, the holders of a majority of outstanding shares of Common Stock voting for the election of directors of POI can elect all directors then being elected.

      Each share of Common Stock has an equal and ratable right to receive such dividends as may be declared by the Board of Directors of POI out of funds legally available therefor, subject to the rights of the holder(s) of any one or more series of Preferred Stock then outstanding.

      Upon the liquidation, dissolution or winding up of POI, the assets of POI legally available for distribution to stockholders are distributable equally and ratably among the holders of Common Stock, subject to prior distribution rights of creditors of POI and to the preferential rights of the holders of any one or more series of Preferred Stock then outstanding.

      The holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights and are not liable for further calls or assessments. All outstanding shares of Common Stock are fully paid and nonassessable.

      The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services, Seattle, Washington.

PREFERRED STOCK

      POI is authorized to issue up to an aggregate of 5,000,000 shares of Preferred Stock in such series and with such designations, rights and preferences as may be determined from time to time by the Board of Directors of POI. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of such issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of POI. As of the date of this Prospectus, there are no shares of Preferred Stock outstanding, and POI has no present intention to issue any additional such shares.

DELAWARE ANTI-TAKEOVER LAW

      POI is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. Pursuant to Section 203, certain "business combinations" (as defined) between a Delaware corporation and an "interested stockholder" (defined generally as a stockholder who becomes the beneficial owner of 15% or more of a Delaware corporation's outstanding voting stock) are prohibited for three years following the date such stockholder became an interested stockholder, unless: (i) the corporation has elected in its certificate of incorporation not to be governed by Section 203; (ii) the business combination or the transaction in which the interested stockholder became an interested stockholder was approved by the corporation's board of directors before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding voting stock owned by directors who are also officers of the corporation or held in employee benefit plans that do not provide employees a confidential right to determine whether to tender (or how to vote) stock held by the plan; or (iv) the business combination was approved by the board of directors of the corporation and by the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions that increase an interested stockholder's percentage ownership of stock. The provisions of Section 203 requiring a "supermajority" vote to approve certain corporate transactions could enable certain of the Company's stockholders to exercise veto power over such transactions.

                              SELLING STOCKHOLDER

      All of the Shares are owned, and may offered and sold from time to time, by the Selling Stockholder. The Selling Stockholder has advised the Company that as of the date of this Prospectus, the Selling Stockholder does not own any shares of Common Stock other than the Shares and that if all of the Shares are sold as described herein, the Selling Stockholder will not own any shares of Common Stock.


      Upon consummation of Monitoring's acquisition of Able, a company formed by Mr. Kerr became a participant in the Company's independent dealer program. Subject to the foregoing and except for the transactions contemplated by the Purchase Agreements, the Selling Stockholder has not had any material relationship with the Company or any of its affiliates within the three-year period ending on the date of this Prospectus.


                              PLAN OF DISTRIBUTION

      The Selling Stockholder may from time to time sell the shares of Common Stock covered by this Prospectus in one or more of the following transactions:
(i) to underwriters who will acquire the shares for their own account and resell such shares in one or more transactions, including negotiated transactions, at a fixed price or at varying prices determined at the time of sale, with any initial public offering price and any discount or concession allowed or re-allowed or paid to dealers subject to change from time to time; (ii) through brokers or dealers, acting as principal or agent, in transactions (which may involve block transactions) on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise (including without limitation sales in transactions that comply with the volume and manner of sale provisions contained in paragraphs (e) and (f) of Rule 144 under the Securities Act ("Rule 144")); or (iii) directly or indirectly through brokers or agents in private sales at negotiated prices, or in any combination of such methods of sale. This Prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.

      In connection with the distribution of the Shares or otherwise, the Selling Stockholder may: (a) enter into hedging transactions with broker-dealers or other financial institutions, and in connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholder; (b) sell shares of Common Stock short and redeliver the Shares to close out such short positions; and/or (c) enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the Shares, which Common Stock such broker-dealer or other financial institution may (subject to any applicable transfer restriction contained in an agreement between the Selling Stockholder and the Company) resell pursuant to this Prospectus as supplemented or amended to reflect such transaction. The Selling Stockholder also may loan or pledge the Shares to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus as supplemented or amended to reflect such transaction. In addition to the foregoing, the Selling Stockholder may, from time to time, enter into other types of hedging transactions.

      Underwriters participating in any offering may receive underwriting discounts and commissions, discounts or concessions may be allowed or re-allowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees, all in amounts to be negotiated in connection with sales pursuant hereto. The underwriter, agent or dealer utilized in the sale of Common Stock will not confirm sales to accounts of which such persons exercise discretionary authority. In effecting sales of the Shares, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from the Selling Stockholder and may receive commissions from the purchases of Shares for whom such broker-dealers may act as agents, all in amounts to be negotiated, including immediately prior to the sale.

      The Selling Stockholder and all underwriters, dealers or agents, if any, who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of such Shares by such stockholders, and all discounts, commissions or concessions received by such underwriters, dealers or agents, if any (whether received from the Selling Stockholder and/or from the purchasers of the Shares for whom those dealers or agents may act as agents), may be deemed to be underwriting discounts and commissions under the Securities Act.

      Certain of the above-described underwriters, dealers, brokers or agents may engage in transactions with, or perform services for, with the Company and its affiliates in the ordinary course of business.

      Upon POI being notified by the Selling Stockholder that any arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law, a supplement to this Prospectus will be distributed that will set forth the name(s) of the participating underwriters, dealers or agents, the aggregate amount of Shares being so offered and the terms of the offering, including all underwriting discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholder, all discounts, commissions or concessions allowed or re-allowed or paid to dealers, if any, and, if applicable, the purchase price to be paid by any underwriter for shares of Common Stock purchased from the Selling Stockholder.

      The Selling Stockholder and other persons participating in the distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations of the Commission thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchase and sale of shares of Common Stock by the Selling Stockholder.

      Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                  LEGAL MATTERS


      The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for POI by Mitchell, Silberberg & Knupp LLP, Los Angeles, California.


                                     EXPERTS

      The consolidated balance sheets of Protection One, Inc. and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of operations, cash flows and changes in stockholders' equity (deficit) for each of the three years in the period ended September 30, 1996 incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph with respect to a change in method of accounting for certain subscriber account acquisition and transition costs, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

            Nature of Expense
            -----------------
      SEC Registration Fee.......................................... $  319.70
      Legal (Including blue sky) fees and expenses..................  3,000.00
      Accounting fees and expenses..................................  1,000.00
      Miscellaneous.................................................    680.30
                                                                     ---------
                                                       Total         $5,000.00
                                                                     =========

All of the foregoing expenses other than the SEC registration fee are estimates.

Item 15.  Indemnification of Directors of and Officers.

      Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Fifth Restated Certificate of Incorporation of the Registrant, as amended (the "Certificate of Incorporation") provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted the DGCL.

      The Certificate of Incorporation also provides, as permitted by Section 102(b) of the DGCL, that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

      The By-laws of the Registrant contain provisions to the effect that each director, officer and employee of the Registrant shall be indemnified by the Registrant against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of the company or of any other organization at the request of the company. The provisions include indemnification with respect to matters covered by a settlement. Under Delaware law, any such indemnification shall be made only if the Board determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct. In addition, it must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

      The Registrant maintains a directors and officers liability insurance policy providing for the insurance on behalf of any person who is or was a director or officer of the Registrant and its subsidiary companies against any liability incurred by such person in any such capacity or arising out of such person's status as such. The insurer's limit of liability under the policy is $5 million in the aggregate for all insured losses. The policy contains various reporting requirements and is subject to certain exclusions and limitations.

Item 16.   Exhibits.


Exhibit
Number      Description of Exhibit
------      ----------------------
      2.1   Stock Purchase Agreement dated as of June 20, 1997, among
            Monitoring, Jeffrey E. Kerr and Able Alarms of Arizona,
            Incorporated, as amended by Addendum dated June 30, 1997.

      2.2   Stock Purchase Agreement dated as of June 20, 1997, among
            Monitoring, The Kerr Charitable Trust and Able Alarms of
            Arizona, Incorporated, as amended by Addendum dated June 30, 1997.

      4.1   Fifth Restated Certificate of Incorporation of POI, as amended. (1)

      4.2   Bylaws of POI, as amended. (2)

      4.3   Registration Rights Agreement dated as of June 20, 1997, between
            POI and Jeffrey E. Kerr, as amended by Addendum dated
            June 30, 1997.

      5.1   Opinion of Mitchell, Silberberg & Knupp LLP.(3)

      23.1  Consent of Coopers & Lybrand L.L.P.(3)

      23.2  Consent of Mitchell, Silberberg & Knupp LLP (included in
            Exhibit 5.1)(3).

      24.1  Power of attorney (included on signature page).(3)


---------------




      (1) Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by POI for the quarter ended December 31, 1996.

      (2) Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Protection One, Inc. for the quarter ended March 31, 1996.


      (3)   Previously filed.


Item 17.  Undertakings.

      The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) If the Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

      The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Beaverton, State of Oregon, on August 11, 1997.


                              PROTECTION ONE, INC.


                              By:   /s/  JOHN W. HESSE
                                    -------------------------------------
                                    John W. Hesse
                                    Executive Vice President
                                    and Chief Financial Officer




      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.






            SIGNATURE                               TITLE                             DATE
            ---------                               -----                             ----
                *
----------------------------------      President, Chief Executive               August 11, 1997
      James M. Mackenzie, Jr.              Officer and Director

       /s/ JOHN W. HESSE
----------------------------------       Executive Vice President,               August 11, 1997
           John W. Hesse                 Chief Financial Officer
                                         (principal financial and
                                           accounting officer)
                                              and Secretary
                *
----------------------------------               Director                        August 11, 1997
         Robert M. Chefitz

                *
----------------------------------               Director                        August 11, 1997
              Ben Enis


----------------------------------               Director                        August __, 1997
   James Q. Wilson


*By     /s/ JOHN W. HESSE
----------------------------------
  John W. Hesse
  Attorney-in-Fact

                                  EXHIBIT INDEX


      Exhibit
      Number            Description of Exhibit
      ------            ----------------------
      2.1   Stock Purchase Agreement dated as of June 20, 1997, among
            Protection One Alarm Monitoring, Inc. ("Monitoring"),
            Jeffrey E. Kerr and Able Alarms of Arizona, Incorporated,
            as amended by Addendum dated June 30, 1997.

      2.2   Stock Purchase Agreement dated as of June 20, 1997, among
            Monitoring, The Kerr Charitable Trust and Able Alarms of
            Arizona, Incorporated, as amended by Addendum dated June 30, 1997.

      4.1   Fifth Restated Certificate of Incorporation of Protection One,
            Inc. ("POI"), as amended. (1)

      4.2   Bylaws of POI, as amended. (2)

      4.3   Registration Rights Agreement dated as of June 20, 1997, between
            POI and Jeffrey E. Kerr, as amended by Addendum dated
            June 30, 1997.

      5.1   Opinion of Mitchell, Silberberg & Knupp LLP.(3)

      23.1  Consent of Coopers & Lybrand L.L.P.(3)

      23.2  Consent of Mitchell, Silberberg & Knupp LLP (included in
            Exhibit 5.1)(3).

      24.1  Power of attorney.(3)


---------------




      (1) Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by POI for the quarter ended December 31, 1996.

      (2) Incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by Protection One, Inc. for the quarter ended March 31, 1996.


      (3)   Previously filed.